Exhibit 10.21

August 12, 2020

Dear Peter:

On behalf of RiceBran Technologies, a California corporation (the “Company” or “RBT”), I am pleased to provide you with this letter agreement (“Agreement”) memorializing the terms of your employment. On August 11, 2020 you were elected as Executive Chairman of the Board of Directors, effective August 14, 2020; this appointment will be referenced as Executive Chairman.

1.

Duties. You will manage and oversee the operations and resources of the Company, subject to the limitations imposed by the Company’s Board of Directors (“Board”). In this capacity, you will devote your best reasonable efforts to the business and affairs of RBT including serving as Interim Principal Executive Officer with respect to the Company’s financial statements and filings with the United States Securities and Exchange Commission. During the Term, you will not promote, participate or engage in any activity or other business that is competitive with the Company’s business operations.

2.

Term and Compensation. It is the intention of the parties that this employment is temporary and interim. The term of this Agreement (the “Term”) will continue until either you or the Company elect to terminate this Agreement, including without limitation, if the Board determines, in its sole discretion, that an Executive Chairman is no longer needed.

3.	Compensation. As compensation for all services provided by you, you will receive the following:

(a)

Salary at the rate of $15,000 per complete month (proportionally reduced for any partial month), less applicable taxes and other withholdings, payable in accordance with the Company’s payroll practices in effect from time to time; and

(b)

A quarterly stock grant pursuant to the Company’s 2014 Equity Incentive Plan (“Plan”) of Company Common Stock equal in number to (i) $10,000 for each complete month (proportionately reduced for any partial month), divided by (ii) the volume-weighted average price for the 10 consecutive trading days immediately preceding the date of grant, and (iii) subject to the terms and conditions of the Plan; and

(c)

You will participate in those benefit plans and programs that the Company makes available to its similarly situated employees from time to time, subject to the terms and conditions of the applicable plans and programs as in effect from time to time.

Upon completion of your service as Executive Chairman or annually as of December 31, you will be eligible to receive a performance bonus for your service. The bonus will be determined at the full discretion of the Board.

4.

Nature of Employment. Your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of the Company or any of its subsidiaries for any particular period of time, and either you or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment. During the Term, you will be bound by all the policies, rules, regulations plans, programs, agreements and arrangements of the Company now in force and by all other policies, rules, regulations, plans, programs, agreements and arrangements as may be hereafter implemented and agree to faithfully observe and abide by the same.

5.

Trade Secrets. You acknowledge that the Company has gone to great time and expense to develop the “confidential information” described in the Company’s standard form of “Proprietary Information Agreement” and agree to execute RBT's Proprietary Information Agreement contemporaneously with the execution of this Agreement.

6.

Indemnification Agreement. The Indemnification Agreement previously entered into by you and the Company in the form attached hereto as Exhibit A remains in full force and effect (“Indemnification Agreement”). In addition, the Company will continue to provide director's and officer's insurance coverage as and to the extent provided to the directors and other executive level officers of the Company.

7.

Entire Agreement; Amendment. This Agreement, the Plan, the Proprietary Information Agreement and the Indemnification Agreement constitute the entire agreement between the parties regarding the subject matter hereof. The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

In signing below, you expressly represent that you are under no restriction with any current or former employer or other third party, including restrictions with respect to non-competition, non-solicitation, confidentiality, or any other restrictive covenant, that would prevent you from accepting this employment with the Company or from performing any services on the Company’s behalf. In addition, you promise that you will not provide the Company with any confidential, proprietary or legally protected information belonging to any current or former employer or other third party and in no circumstances will you use or disclose such information in the course of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your current or former employer(s) before removing or copying the documents or information.

We look forward to your contributions to the Company as Interim Principal Executive Officer and appreciate your willingness to assume this role. To acknowledge the terms of your employment memorialized in this letter agreement, please sign below.

Sincerely,

RICEBRAN TECHNOLOGIES

By:	/s/ Brent D. Rosenthal
Brent D. Rosenthal
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Peter G. Bradley
Peter G. Bradley